EX-99.h.4.f

AMENDED AND RESTATED FEE WAIVER AND

EXPENSE ASSUMPTION AGREEMENT

AMENDED AND RESTATED FEE WAIVER AND EXPENSE ASSUMPTION AGREEMENT made this      day of                     , 2008, between DFA Investment Dimensions Group Inc., a Maryland corporation (the “Fund”), on behalf of certain portfolios of the Fund, as listed on Schedule A of this Agreement (each a “Portfolio,” and together, the “Portfolios”), and Dimensional Fund Advisors LP, a Delaware limited partnership (“DFA”) (formerly Dimensional Fund Advisors Inc.), amending and restating the Amended and Restated Fee Waiver and Expense Assumption Agreement dated December 7, 2007.

WHEREAS, DFA has entered into Administration Agreements or Investment Advisory Agreements, as applicable, with the Fund, pursuant to which DFA provides various services for the Portfolios, and for which DFA is compensated based on the average net assets of such Portfolios; and

WHEREAS, the Fund and DFA have determined that it is appropriate and in the best interests of each Portfolio and its shareholders to limit the expenses of those Portfolios of the Fund listed on Schedule A of this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Fee Waiver and Expense Assumption by DFA. DFA agrees to reduce all or a portion of its administration fee or investment advisory fee, as applicable, for each Portfolio listed on Schedule A, and if necessary (for each Portfolio other than the DFA Short-Term Municipal Bond Portfolio), to assume certain other expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) of each such Portfolio, such fee waiver and assumption of expenses as detailed on Schedule A of this Agreement, to the extent necessary to limit the annualized expenses of each Portfolio to the rate reflected in Schedule A of this Agreement for each Portfolio (“Annualized Expense Ratio”).

2.	Duty to Reimburse DFA. If, at any time, annualized expenses of a Portfolio or class of a Portfolio, as applicable, are less than the Annualized Expense Ratio listed on Schedule A of this Agreement, the Fund, on behalf of a Portfolio, shall reimburse DFA for any fees previously waived and/or expenses previously assumed to the extent that the amount of such reimbursement does not cause the Annualized Expense Ratio of a Portfolio or class of a Portfolio to exceed the limit on Schedule A of this Agreement. There shall be no obligation of the Fund, on behalf of a Portfolio, to reimburse DFA for waived fees or expenses that were assumed by DFA more than thirty-six months prior to the date of any such reimbursement.

3.	Assignment. No assignment of this Agreement shall be made by DFA without the prior consent of the Fund.

4.

Duration and Termination. This Agreement shall continue in effect until March 1, 2010 for each Portfolio or class of a Portfolio, and shall continue in effect from year to year thereafter for each Portfolio or class of a Portfolio, unless and until the Fund or DFA notifies the other party to the Agreement, at least thirty days prior to the end of the one-year period for a Portfolio or class of a Portfolio, of its intention to terminate the Agreement for a Portfolio or one of its classes. This Agreement shall automatically terminate, with respect to a Portfolio, upon the termination of the Administration Agreement or Investment Advisory Agreement, as applicable, between DFA and the Fund, on behalf of such Portfolio.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first-above written.

DFA INVESTMENT DIMENSIONS GROUP INC.	DIMENSIONAL FUND ADVISORS LP

	By:	DIMENSIONAL HOLDINGS INC., General Partner

By:	By:
Name:	Name:
Title:	Title:

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SCHEDULE A

Portfolio	Annualized Expense Ratio (as a percentage of average net assets)
U.S. Large Company Portfolio – Institutional Class	0.15	%(1)
U.S. Large Company Portfolio – Class R1	0.35	%(1)
U.S. Large Company Portfolio – Class R2	0.50	%(1)
U.S. Targeted Value Portfolio – Institutional Class	0.50	%(2)
U.S. Targeted Value Portfolio – Class R1	0.62	%(2)
U.S. Targeted Value Portfolio – Class R2	0.77	%(2)
International Small Company Portfolio – Institutional Class	0.45	%(3)
International Small Company Portfolio – Class R1	0.61	%(3)
International Small Company Portfolio – Class R2	0.76	%(3)
Japanese Small Company Portfolio – Institutional Class	0.47	%(4)
United Kingdom Small Company Portfolio – Institutional Class	0.47	%(4)
Continental Small Company Portfolio – Institutional Class	0.47	%(4)
Asia Pacific Small Company Portfolio – Institutional Class	0.47	%(4)
Tax-Managed U.S. Equity Portfolio	0.22	%(5)
DFA Short-Term Municipal Bond Portfolio – Institutional Class	0.30	%(6)
DFA Inflation-Protected Securities Portfolio – Institutional Class	0.20	%(7)
DFA Inflation-Protected Securities Portfolio – Class R1	0.40	%(7)
DFA Inflation-Protected Securities Portfolio – Class R2	0.55	%(7)
Emerging Markets Social Core Equity Portfolio	0.85	%(8)*
DFA International Real Estate Securities Portfolio – Institutional Class	0.65	%(9)
DFA International Real Estate Securities Portfolio – Class R1	0.74	%(9)
DFA International Real Estate Securities Portfolio – Class R2	0.89	%(9)

(1)	For the U.S. Large Company Portfolio, DFA has agreed to waive its administration fee and to assume the Portfolio’s direct and indirect expenses (including the expenses the Portfolio bears as a shareholder of its master fund) to the extent necessary to limit the expenses of a class of the Portfolio to the rate listed above for such class of the Portfolio.
(2)	For the U.S. Targeted Value Portfolio, DFA has agreed to waive its administration fee and investment advisory fee and to assume the Portfolio’s direct and indirect expenses (excluding the expenses the Portfolio incurs indirectly through investment in other investment companies) to the extent necessary to limit the expenses of a class of the Portfolio to the rate listed above for such class of the Portfolio.
(3)	For the International Small Company Portfolio, DFA has agreed to waive its administrative fee and to assume the Portfolio’s other direct expenses (not including expenses incurred though its investment in other investment companies) to the extent necessary to limit the direct expenses of a class of a Portfolio (not including expenses incurred through its investment in other investment companies) to the rate listed above for such class of the Portfolio.
(4)	For each of these Portfolios, DFA has agreed to waive its administration fee and to assume the Portfolio’s other direct expenses to the extent necessary to limit the Portfolio’s direct expenses to the rate listed above for such Portfolio. This fee waiver and assumption does not include the indirect expenses each Portfolio bears as a shareholder of its master fund.

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(5)	For the Tax-Managed U.S. Equity Portfolio, DFA has agreed to waive its administration fee and to assume the Portfolio’s expenses (up to the amount of fees paid to DFA based on the Portfolio’s assets invested in its master fund) to the extent necessary to reduce the Portfolio’s expenses when its total operating expenses exceed the rate listed above for such Portfolio.
(6)	For the DFA Short-Term Municipal Bond Portfolio, DFA has agreed to waive its management fee to the extent necessary to reduce the Portfolio’s expenses (not including expenses incurred through investment in other investment companies) (“Portfolio Expenses”) when its Portfolio Expenses exceed the rate listed above for the Portfolio.
(7)	For the DFA Inflation-Protected Securities Portfolio, DFA has agreed to waive all or a portion of its management fee and to assume the ordinary operating expenses of the Portfolio (excluding the expenses the Portfolio incurs indirectly through its investment in other investment companies) (“Portfolio Expenses”) to the extent necessary to limit the Portfolio Expenses of a class of the Portfolio on an annualized basis to the rate listed above for such class of the Portfolio.
(8)	For the Emerging Markets Social Core Equity Portfolio, DFA has agreed to waive all or a portion of its management fee and to assume the ordinary operating expenses of the Portfolio (excluding the expenses the Portfolio incurs indirectly through its investment in other investment companies) (“Portfolio Expenses”) to the extent necessary to limit the Portfolio Expenses on an annualized basis to the rate listed above for such Portfolio.
(9)	For the DFA International Real Estate Securities Portfolio, DFA has agreed to waive all or a portion of its management fee and to assume the ordinary operating expenses of the Portfolio (excluding the expenses the Portfolio incurs indirectly through its investment in other investment companies) (“Portfolio Expenses”) to the extent necessary to limit the Portfolio Expenses of a class of the Portfolio on an annualized basis to the rate listed above for such class of the Portfolio.
*	For the Emerging Markets Social Core Equity Portfolio, DFA has voluntarily agreed to assume the costs of the Portfolio’s engagement of its Social Screen Vendor but may terminate the assumption of this expense at any time.

Dated:

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